FOURTEENTH AMENDMENT
TO THE
HEWLETT-PACKARD 401(k)PLAN

        The Hewlett-Packard 401(k) Plan (the “Plan”), as amended and restated as of June 2000, is hereby amended. The purpose of this Amendment is:

•	To document the determination of the independent fiduciary to sunset the Agilent Stock Fund, and the procedure for disposition of that Fund.

1. Effective immediately, Section 8(a)(xvii) shall be amended by substitution of the following paragraph for the last paragraph of that Section:

“Effective March 31, 2005, or such earlier date determined by the Investment Manager (the “Sunset Date”), the Agilent Stock Fund shall no longer be offered as an investment option under the Plan and shall not be reinstated as an investment option after the Sunset Date. After the Sunset Date, all assets of the Agilent Stock Fund shall be liquidated by the Investment Manager, and proceeds from the sale of such assets shall be invested in the Stable Value Fund, from which Participants may make reinvestment directions, consistent with Plan rules.”

        This Fourteenth Amendment is hereby adopted this 17th day of February, 2005.

HEWLETT-PACKARD COMPANY
By: /s/ Marcela Perez de Alonso
Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development